Exhibit 99.1

OSR Holdings Appoints Dr. Constance Höfer as Chief Scientific Officer

March 25, 2025 — OSR Holdings, Inc. (NASDAQ: OSRH), a global healthcare company dedicated to advancing healthcare outcomes and improving the quality of life for people and their families, today announced the appointment of Dr. Constance Höfer as its new Chief Scientific Officer (CSO). Dr. Höfer, a seasoned leader in drug development with over 20 years of experience in oncology and immunology, will oversee OSR Holdings’ scientific strategy and innovation pipeline.

Dr. Höfer joins OSR Holdings from Merck Healthcare, where she led global programs spanning from preclinical to late-stage clinical development. Prior to Merck, she held senior leadership positions at Sandoz Biopharmaceuticals, Priaxon AG, and Medigene AG, playing a key role in advancing therapeutic programs across various modalities, including New Biological Entities (NBEs), New Chemical Entities (NCEs), nucleotides, and viral and cell-based therapies.

Regarding her new appointment, Dr. Höfer said "I am honored to join the distinguished team at OSR Holdings and eager to leverage my extensive drug development experience to advance novel therapies across multiple modalities and therapeutic areas. I look forward to collaborating with my colleagues to improve the lives of patients.”

Coupled with her extensive industry experience and a PhD in Pharmacology from the University of Newcastle, Dr. Höfer has a strong foundation in clinical pharmacology and translational medicine, ensuring a seamless transition from early-stage research to successful clinical development.

“We are thrilled to welcome Constance to OSR Holdings. Her depth of experience and proven leadership in drug development will be instrumental in driving our scientific strategy forward,” said Kuk Hyoun Hwang, CEO of OSR Holdings. “With her deep understanding of preclinical-to-clinical transition strategies and regulatory pathways, she will play a pivotal role in optimizing our pipeline and accelerating the development of breakthrough therapies for patients worldwide.”

Dr. Höfer’s appointment reinforces OSR Holdings’ commitment to advancing cutting-edge therapeutic solutions and strengthening its R&D capabilities. Her expertise will enhance the company’s ability to identify and develop promising drug candidates, streamline clinical development, and improve regulatory success rates. By leveraging her experience in biologics, small molecules, and other advanced therapeutic modalities, OSR Holdings aims to accelerate the translation of innovative research into clinical applications, expand its footprint in oncology and immunology, and drive long-term value for both patients and stakeholders.

About OSR Holdings, Inc.

OSR Holdings, Inc. (OSR) is a global healthcare company dedicated to advancing healthcare outcomes and improving the quality of life for people and their families. OSR aims to build and develop a robust portfolio of innovative and potentially transformative therapies and healthcare solutions. Its current operating businesses (through three wholly owned subsidiaries) include (i) developing oral immunotherapies for the treatment of cancer, (ii) developing design-augmented biologics for age-related and other degenerative diseases and (iii) neurovascular intervention medical device and systems distribution in Korea. OSR’s vision is to acquire and operate a portfolio of innovative health-care related companies globally.

Contact

Email: ir@osr-holdings.com